UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A
(Amendment No.1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2005

IMPCO TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-15143	91-1039211
(Commission File Number)	(IRS Employer Identification No.)

16804 Gridley Place
Cerritos, California 90703
(Address of principal executive offices) (Zip Code)

(562) 860-6666
(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

IMPCO Technologies, Inc. (the “Company”) announced on November 9, 2005 that it would restate its previously filed financial statements for the fiscal year ended December 31, 2004 and that it anticipated filing amended Form 10-Q's for the quarterly periods ended March 31, 2005 and June 30, 2005, reflecting the effect of the fiscal year 2004 restatement on subsequent balance sheets. The Company also indicated in its press release that, as a result of the fiscal year 2004 restatement, the Company would file a Form 12b-25, requesting an extension of the prescribed due date to file its Form 10-Q for the third quarter ended September 30, 2005.

A copy of the press release is attached as Exhibit 99.1 to this report, and is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Exchange Act.

Item 4.02. Non-Reliance on Previously Issued Financial Statements.

(a) (1) On or about November 9, 2005, the Chief Financial Officer of the Company concluded that the Company’s previously issued consolidated financial statements for the fiscal year ended December 31, 2004 and the subsequent quarters ended March 31, 2005 and June 30, 2005 should no longer be relied upon because of errors relating to non-cash charges and adjustments to goodwill, investment in affiliates and minority interests in such prior periods, as addressed below.

(a) (2) In connection with the preparation of its Form 10-Q for the quarter ended September 30, 2005, the Company’s new management discovered errors in prior period’s financial statements relating to non-cash charges and adjustments to goodwill, investment in affiliates and minority interest in a prior period. The effect of these adjustments is approximately $1.6 million on the statement of operations for the year ended December 31, 2004 and the adjustments have been reflected in a Form 10-K/A for the year ended December 31, 2004 filed with the U.S. Securities and Exchange Commission on November 21, 2005. On November 21, 2005, the Company also filed amended Form 10-Q's for the quarterly periods ended March 31, 2005 and June 30, 2005, reflecting the effect of the 2004 restatement on subsequent balance sheets. The adjustments have no impact on the Company's statements of operations for the first and second quarters of 2005.

The restatement to 2004 financial statements primarily includes 1) correction to the 2004 impairment loss of goodwill associated with the Company's subsidiaries in Mexico and Japan and 2) a correction to classifications of certain items previously recorded as investment in affiliates and minority interest. The 2004 changes have been recorded on the statement of operations, with offsets to goodwill, investment in affiliates and minority interest on the balance sheet. The effect of the 2004 restatement have also resulted in changes to those same balance sheet accounts and retained earnings for the first and second quarters of 2005, with no changes to the statements of operations for those quarterly periods.

The restatement adjustment to fiscal year 2004 financial results increased the reported net loss of $14.2 million by approximately $1.6 million and reduce the reported stockholders' equity of $46.5 million by the same amount. The basic and diluted net losses per share for the fourth quarter and fiscal year 2004 have been restated from $0.88 and $0.77 per share to $0.96 and $0.85 per share, respectively.

(3) Members of the Company's audit committee discussed with BDO Seidman, LLP, the Company's independent accountant, the matters disclosed in paragraph 2.02 and 4.02 (a)(2) of this Form 8-K pursuant to this Item 4.02(a).

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description

99.1	Press release of IMPCO Technologies, Inc. dated November 9, 2005 (previously filed with Form 8-K filed on November 9, 2005).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPCO TECHNOLOGIES, INC.

Date: November 21, 2005	By:	/s/ Thomas M. Costales
Thomas M. Costales Chief Financial Officer and Treasurer